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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number:  000-28020
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                      FIRST FEDERAL FINANCIAL BANCORP, INC.
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             (Exact name of registrant as specified in its charter)


    415 Center Street, Ironton Ohio 45638                    (740) 532-6845
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, par value $.01 per share
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            (Title of each class of securities covered by this Form)


                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)   [X]          Rule 12h-3(b)(1)(ii)  [_]
           Rule 12g-4(a)(1)(ii)  [_]          Rule 12h-3(b)(2)(i)   [_]
           Rule 12g-4(a)(2)(i)   [_]          Rule 12h-3(b)(2)(ii)  [_]
           Rule 12g-4(a)(2)(ii)  [_]          Rule 15d-6            [_]
           Rule 12h-3(b)(1)(i)   [X]


     Approximate number of holders of record as of the certification or notice
date:          None
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Classic Bancshares, Inc., as successor by way of merger to First Federal Financial Bancorp, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:       July 15, 2003         By:     /s/  David B. Barbour
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                                  Name:   David B. Barbour
                                  Title:  President and Chief Executive Officer
                                          of Classic Bancshares, Inc., a
                                          Delaware corporation, successor by way
                                          of merger to First Federal Financial
                                          Bancorp, Inc.

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